MINERAL CLAIMS OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 30th day of January, 2004

BETWEEN
MOSQUITO CONSOLIDATED GOLD MINES LIMITED, a company incorporated under the laws of the Province of British Columbia and having an office at 301-455 Granville Street, Vancouver, S.C. V6C 1T1 (Hereinafter called the "Vendor")

AND:	RUNNING FOX RESOURCE CORP., a company incorporated under the laws of the Province of British Columbia and having an office at 1030 E. 10lh Ave, Vancouver, B.C. V6Y 2R5

(Hereinafter called the "Purchaser")

WHEREAS:

A. The Vendor owns a 100% interest (subject to a 2.0% NSR) in and to the Brett Property mineral claims (all as more particularly set out in Schedule "A" attached hereto and referred to collectively hereinafter as the "Property");

B. The Vendor and the Purchaser have agreed to enter into this Option Agreement whereby the Purchaser will acquire a 50% undivided interest in the Property.

NOW THEREFORE THIS INDENTURE WITNESSETH that in consideration of the premises and the covenants, agreements, representations, warranties and payments hereinafter contained, the parties hereto covenant and agree as follows:

PART 1
OPTION TO PURCHASE AND SALE OF CLAIMS

1.1	Upon the terms and subject to the conditions hereof, the Vendor hereby grants to the Purchaser the exclusive option (the "Option") to purchase a 50% interest in and to the Property.

1.2	The mine workings, all buildings and all assets currently located on the Property, or to be located on the Property during the term of this Agreement, will be included as part of the Property.

1.3	During the currency of this Agreement, prior to the exercise of the Option, the "Purchaser, its employees, agents and independent contractors will have the exclusive right and option to:

(a)	Enter upon the Property;

(b)	Do such joint or independent sampling, prospecting, exploration, development or other mining work thereon or thereunder as the Purchaser may deem advisable; and

(c)	Bring and erect upon the Property such, facilities as the Purchaser may deem advisable

1.4	The Vendor and Purchaser hereby agree to a 20 kilometer Area of ivlutual Interest surrounding the Property

PART 2
EXERCISE OF OPTION

2.1	In order to exercise the Option:

(a)
the Purchaser must fund an exploration program to be carried out within 12 months of the date of this Agreement in the minimum amount of five hundred thousand dollars ($500,000), all as more particularly set out on Schedule "B", attached hereto and forming part of this Agreement;

(b)	issue 200,000 common shares with a deemed value of $0.40 cents per share, to the Vendor upon TSX approval.

2.2
Any recovered gold, precious metals or minerals, money from the sale of gold, precious metals or minerals, or other value extracted from the Property, in. the course of a bulk sample or otherwise from the Property during the term of this Agreement will be shared equally, 50/50, between the Vendor and the Purchaser, and will be applied to the total $500,000 program, reducing funds required from the Purchaser thereby.

2.3
At the Purchaser's option, the earn-in and vesting may be accelerated by paying any amount otherwise to be payable under the exploration and bulk sample program, directly to the Vendor, such that when the Purchaser has funded a total of $500,000 either towards the bulk sample program, or from its 50% share of recovered gold or minerals from the Property, or paid directly to the Vendor, or any combination thereof, the earn-in will be completed and title to 50% of the Property will vest with the Purchaser.

PART 4
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor resents and warrants to the Purchaser as follows, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein.

4.1
The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia, and has the power and capacity to own and dispose of the Property and to carry on business as now being conducted by it, and enter into this Agreement and carry out its terms to the full extent.

4.2
The execution and delivery of this Agreement and the completion of the transaction contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

4.3
Neither the execution and delivery of this Agreement, nor the completion .of the purchase and sale contemplated herein wil/ violate any of the terms and provisions of the constating documents and by-laws or articles of the Vendor, or any order, decree, statue, by-law, regulation, covenant, restriction applicable to the Vendor or any of the Property.

4.4	The mineral claims comprised in the Property:

(a)	are legally and beneficially owned by the Vendor and, except for the NSR, are free and clear of any liens, charges, claims or encumbrances;

(b)	have been duly and validly located and recorded under the Mineral Tenure Act (B.C.) (the "Act");_and

(c)	are in good standing under the Act until the date set opposite the respective names in Schedule hereto.

To the best of the Vendor's knowledge, information and belief, there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor is there any basis therefore.

4.5
There is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Vendor, threatened against or relating to the Vendor or any of the Property, nor does the Vendor know of or have reasonable grounds for believing that there are any bases for any such action, proceeding or inquiry.

4.6
All governmental licenses and permits required for the conduct in the ordinary course of the operations of the Vendor's business including approval by the TSX Venture Exchange and other applicable regulatory authorities have been obtained or will be obtained and are in good standing and such conduct and uses are not in breach of any statute, by-law, regulation, covenant, restriction, plan or permit.

4.7
No certificate furnished by or on behalf of the Vendor to the Purchaser at the"time of closing in respect of the representations, warranties or covenants of the Vendor herein will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

4.8	The Vendor is a resident in Canada within the meaning of the Income Tax Act (Canada}.

4.9
The Vendor will be the Operator, and will carry appropriate and sufficient insurance to insure all hazards and risks associated with exploration and agrees to indemnify the Purchaser from all liabilities until such time as the Purchaser has earned its 50% interest in and to the Property.

PART 5
COVENANTS OF THE VENDOR

5.1	The Vendor will indemnify and hold harmless the Purchaser from and against:

(a)	Any and all liabilities, whether accrued, absolute, contingent or otherwise, existing at the time of closing and which are not agreed to be assumed by the Purchaser pursuant to this Agreement;

(b)
Any and all damage or deficiencies resulting from any misrepresentation, beach of warranty or non- fulfillment or any covenant on the part of the Vendor under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser hereunder; and

(c)	Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

5.2	During the currency of this Agreement prior to the exercise of the Option, the Vendor strictly covenants and agrees with the Purchaser to:

(a)
Maintain the mineral claims comprising the Property in good standing by the doing and filing of all necessary work and by doing all other acts and things and making all other payments which may be required in that regard;

(b)	Keep the Property free and clear of aIl liens, charges and encumbrances arising from its operations hereunder;

(c)
Permit the Purchaser, or its representatives duly authorized in writing, at its own risk and expense, access to the Property at all reasonable times and to aI/ records prepared by the Purchaser in connection with work done on or with respect to the Property and results obtained;

(d)
Conduct all work on or with respect to the Property in a careful and workmanlike and minerlike manner and in compliance with all applicable laws, rules, orders and regulations, and indemnify and save the Vendor harmless from any and all claims, suits, or actions made or brought on  against it as a result of work done by the Vendor on or with respect to the Property;

(e)
During the term of this Agreement the Vendor covenants to fully share all information concerning the Property, or its operations on the Property with the Purchaser, including geological, technical, reserve estimates etc.

PART 6
COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as follows

6.1
The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia and has the power and capacity to enter into this Agreement and carry out its terms.

6.2
The execution and delivery of this Agreement and the completion of the transaction contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

PART 7
COMPLETION

7.1
Upon completion of the exploration program as required in Section 2.1, the Vendor will forthwith, and within 30 days, transfer 50% title to the Property to the Purchaser, free clear of any liens, charges or encumbrances.

7.2	At the closing the Vendor will deliver, or cause to be delivered:

(a)
Certified copies of such resolutions of the shareholders and or directors or the Vendor as are required to be passed to authorize the execution delivery and implementation of this Agreement and of all documents to be delivered by the Vendor pursuant thereto;

(b)
All deeds of conveyance, bills of sale, transfers and assignments in form and content satisfactory to the Purchaser's counsel, appropriate to effectively vest a good and marketable title to the Property in the Purchaser to the extent contemplated by this Agreement, and immediately registerable in all places where registration of such instruments is required; and

(c)
Duly executed releases of, or evidence to the reasonable satisfaction of the Purchaser as to the discharge of any and all liabilities which the Purchaser has not agreed to assume and which may be enforceable against any of the Property being purchased hereunder.

7.3
The Vendor will deliver to the Purchaser an opinion from its legal counsel dated to the time of transfer, that the Purchaser has acquired good and marketable title to the Property to the extent contemplated by this Agreement.

7.4	Upon the completion of the exploration and bulk sample program, the Vendor and Purchaser hereby agree to enter into a Joint Venture Agreement, on standard industry terms.

7.5	The eventual Joint Venture Agreement will:

(a)	appoint the Vendor as the Operator so long as the Vendor maintains a 50% interest;

(b)
the Operator will charge a budgetary 10% Management Fee, will propose annual budgets that must be mutually agreeable to both Parties, or referred to a Budget Committee comprised of one nominee of each Party hereto, plus one nominee that is mutually appointed;

(c)	once approved the annual budget must be mutually funded within 60 days;

(d)
will contain a dilution clause whereby failure by either party to fund their pro-rata portion of annual budgeted expenditures will result in dilution of that party's interest on a straight line formula using $500,000 as a 50% basis, down to a minimum of a 1% industry standard Net Smelter Royalty Interest.

PART 8
TERMINATION

8.1	This Agreement will terminate:

(a)	At the option of the Purchaser upon written notice to the Vendor, if any Qf the warranties and representations of the Vendor referred to in paragraph 4 were untrue in any material respect;

(b)	At the option of the Purchaser, provided that the Purchaser has given thirty (30) days prior written notice of termination to the Vendor;

(c)	At the option of the Vendor if the Purchaser is in default of any obligation on its part hereunder but only if:

I.	The Vendor will have first given the Purchaser notice of default containing particulars of the breach; and

II.
The Purchaser has not, within 30 days of delivery of such notice, cured or commenced to cure such breach (The Purchaser hereby agreeing that should it commence to cure default it will prosecute the same to completion without delay).

Should the Purchaser fail to comply with the provision of clause 8.1 (c), the Vendor may thereafter deliver notice of termination of this Agreement.

PART 9
FURTHER ASSURANCES

9.1	The Parties will execute such further and other documents and so such further and other things as may be necessary carry out and give effect to the intent of this Agreement.

PART 10
SETOFF.CURRENCY

10.1
If under this Agreement or any document delivered pursuant hereto, the Vendor becomes obligated to pay any sum of money to the Purchaser, then such sum may at the election of the purchaser, and without limiting or waiving any right or remedy for the purchaser under this Agreement, be set-off against and/or will be applied to any sum of money or security owed by the Purchaser to the Vendor until such amount has been completely set-off. Unless otherwise set out to the contrary herein, all references to currency will be in Canadian dollars.

PART 11
NOTICE

11.1
All notices required to be given hereunder will be in writing and hereof or at such other address as may from time to time be notified by any of the parties personally delivered to the address of the intended recipient set forth on the first page hereto in the manner herein provided.

PART 12
TIME OF THE ESSENCE

12.1	Time is of the essence of this Agreement.

PART 13
APPLICABLE LAW AND LEGAL COUNSEL

13.1	This Agreement is subject to regulatory approval and will be governed by and interpreted in accordance with the laws of the province of British Columbia.

13.2	The Vendor and the Purchaser have each obtained independent legal counsel for this transaction.

PART 14
SUCCESSORS AND ASSIGNS

14.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

14.2
The Parties will not sell, assign, transfer or in any manner deal with the Property.- or any interest therein without the assignee, transferee or purchaser acquiring the property or such interest therein first being approved by the other Party herein.

PART 15
ARBITRATION

15.1
All matters and differences between the parties hereto in relation to this Agreement and the purchase will be referred to the arbitration of a single arbitrator, if the parties hereto agree to one; otherwise three arbitrators, one to be appointed by each party and a third to be chosen by the first two named before they enter upon the business of arbitration. The award and determination of such arbitrator or arbitrators or any two of such three arbitrators will be binding upon the parties hereto and their respective heirs, executors, administrators and assign. In the event that any party hereto fails to appoint an arbitrator, the matter and difference will be settled under the terms of the Commercial Arbitration Act of British Columbia, as amended.

IN THE WITNESS WHERE OF the parties have executed this Agreement as of the day and year first above written.

THE COMMON SEAL OF )
**MOSQUITO CONSOLIDATED GOLD** )
**MINES LIMITED** was hereunto ) C/S
affixed in the presence of: )

Authorized Signatory )

THE COMMON SEAL OF )
**RUNNING FOX RESOURCE CORP.** )
was hereunto affixed in the presence of: )

no seal

Authorized Signatory )

Sc.hedule "A" to the Option Agreement dated January 30, 20011 between Mosquito Consolidated Gold Mines as “Vendor" and Running Fox Resource Corp, as "Purchaser"

The Brett Property consists of two contiguous Modified Grid mineral claims on Crown land, totaling 30 units, all situated in British Columbia

Claim Name	Tag. No	Record No. Tenure No. Units	Expiry Date
Brett 1 87964	1550	259182 15	July 19, 2004
Brett 2 87963	1551	259183 15	July 19, 2004

The claims are recorded 100% by BC Free Miner, William Jeffries, in Trust for MdSqii!to Consolidated Gold Mines Ltd.

Schedule "B" to the Option Agreement dated January 30, 2004 between Mosquito Consolidated Gold Mines as "Vendor" and Running Fox Resource Corp, as "Purchaser"

Schedule B Proposed Program Costs for Brett Program to be funded within 12', months of the date of the Option Agreement.

Permitting, bonding (reclamation)		$35 000
Mobilization		$25 000
Drift rehabilitation		$10 000
Underground development		$275 000

Stockpile/sampling		$5,000
Assaying		$15 000
Camp		$25 000
Diamond drilling	4,000 feet @ $25/foot	$100 000

Miscellaneous supplies etc		$5,000

Total work program		$500 000

Brett 2004 Exploration Program proposal

The following is an outline of the proposed work to be completed on the Brett property during the summer and fall of 2004.

1. Startup Stage

a)  Re-establish existing roads, Re-install property gate.

b)  Rehabilitate Portal to gain access to underground, complete any ground stabilization requirements.

c) Examine core shack area for any core and previous samples

d) Prepare site for trailers for dry, cookhouse and living quarters

e) Move trailers to site and establish water source

f)  Stake two claims to the north as previously proposed.

2. Geological surface stage

a)	Map existing roads to confirm geology as previously outlined. Adjust geology to reflect different volcanic units observed in recent visit.

b)	Complete a soil geochemical survey over northern half of newly staked claims, map area as samples are taken.

c)
Excavate areas of interest by constructing access roads and or trenches to expose outcrop in the areas marked on figure I. Designed to locate polym ictic tuff horizons and any crossing shear structures. Where shear and polymictic tuff are found, area should be trenched and sampled.

d)	Map all excavations and tie into original maps.

e)	Map and if required sample underground workings, pay specific attention to rock types and structure

3. Surface diamond drilling Stage

a)	Sites A to G have been selected with two holes per site. Table I lists holes and lengths. Note: hole locations ,lengths subject to change as program work is completed.

b)	Possibility of drilling one 600 foot hole parallel to and approx. 5m away from shear to determine, how many tuff beds are present in stratigraphy.

4. Underground development stage

a)  Establish any drill cutouts for diamond drilling both up and down holes. Location dependant upon surface results.

b)  Examine possibility of extending drift 500 meters to the north to give drill positions and access to the zone.

5. Underground drilling stage

a)	Complete underground drill program Hole locations, lengths etc. to be determined following completion of surface program.

1.10
If either Party wishes to purchase the other Party's half interest in any of the Equipment, then the initiating Party will make a written offer, open for one month, that the other Party will have a right to match and thereby purchase the initiating Party's half interest on the same terms and conditions.

1.11	If appropriate, the Parties agree to transfer the equipment into a sole purpose Alberta company that is to be owned equally by the Parties, with one board member appointed by each Party.

1.12
The Vendor will indemnify and hold harmless the Purchaser from and against any and all liabifities, whether accrued, absolute, contingent or otherwise, which are not agreed to be assumed by the Purchaser pursuant to this Agreement.

1.13	The Parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

1.14	The Vendor and the Purchaser have each obtained independent legal counsel.

1.15
All matters and differences between the Parties will be referred to the arbitration of a single arbitrator, if the Parties hereto agree to one; otherwise three arbitrators, one to be appointed by each Party and a third to be chosen by the first two named before they enter upon the business of arbitration. The award and determination of such arbitrator or arbitrators or any two of such three arbitrators will be binding upon the Parties hereto and their respective heirs, executors, administrators and assign. In the event that any Party hereto fails to appoint an arbitrator, the matter and difference will be settled under the terms of the Commercial Arbitration Act of British Columbia, as amended.

IN THE WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

2

BRETT PROGRAM FUNDING AGREEMENT

THIS AGREEMENT is dated for reference the 28th day of May, 2004

BETWEEN:          MOSQUITO CONSOLIDATED GOLD MINES LIMITED,
301-455 Granville Street, Vancouver, B.C. V6C 1T1 (the "Vendor")

AND:                    RUNNING FOX RESOURCE CORP.,
301-455 Granville Street, Vancouver, B.C. V6C 1T1 (the "Purchaser")

WHEREAS:

A.
The Vendor and the Purchaser are parties to an Option Agreement on the Brett Property whereby the Purchaser will acquire a 50% undivided interest in the Brett Property, by funding $500,000 towards exploration and drilling.

B
As all regulatory approvals have been obtained, the Parties wish to fund the summer 2004 exploration and drilling program, to be conducted June to October, 2004, (the "Program") on four pages attached as Appendix "A" to this Agreement.

NOW THEREFORE THIS INDENTURE WITNESSETH that in consideration of the premises and the covenants, agreements, representations, warranties and payments hereinafter contained, the parties hereto covenant and agree as follows:

1.1
Vendor hereby acknowledges that the Purchaser has already expended $12,000 on the Brett Property which is to be credited against the overall $500,000 exploration and drilling earn-in ($9,041 for Dykes geological work, $2,140 for Robb Report, $819 trip cost, Mining Recorder's Office, etc.)

1.2
On or before June 3, 2004, Purchaser to fund an initial $350,000 to be used for the First stage work Program, and for equipment and other hard asset purchases (the "Equipment"). On that date the Purchaser will have then funded a total of $362,000 towards its earn-in. The balance of $138,000 will be funded on the start of the Program's Stage 2.

1.3
The $350,000 will be deposited into a new, and separate Bank of Montreal chequing account (the "Account") in the name of the Vendor and opened and set up for the specific and sole purpose of funding the Program and Equipment, and for no other purpose. Bank of Montreal Account # 1705-357

1.4	The Vendor covenants to keep the Account separate from its other banking accounts and will not commingle with any other funds of its own.

1.5	The Vendor will provide monthly summaries of activity and copies of statements to the Purchaser.

1.6	Upon completion of the earn-in, the Brett Property and all Equipment will be owned jointly between the Parties on a 50/50 basis.

1.7	The Equipment will include a bulldozer and an excavator, selected and purchased by the Vendor specifically for use consistent with the Program.

1.8	The Vendor covenants to maintain good title to the Equipment and to keep the Equipment free and clear of all liens, charges and encumbrances whatsoever.

1.9
If the Equipment is rented or hired or contracted out by third parties, such rental or hires or contracting out will be at standard market rates or better, and all profits derived from the rental or hires or contracting out will be shared equally (50/50) by the Parties, and will be applied to the total $500,000 program, reducing funds required from the Purchaser thereby, and thereafter shared on a cash basis equally between the Parties,

Table 1 - List of Proposed Surface drill Holes

Note: sites are located on Figure I

SITE A

Located on section 1300 North: Drill to test high grade mineralization intersected in hole 88-90 to 88-92. Two holes length 500 feet

SITE B

Located on section 975 north: Drill to test high grade mineralization with visible gold in the "RW" Vein and the main shear zone. Two holes ISO feet and 500 feet respectively.

SITE C

Located on section 830 north: Drill to test high grade mineralization with visible gold in hole 88-5 I and rc88~ji;iThvo hoJes 2 I 0 and 400 feet respectively.

SITE D
Located on Section 800 north: Drill to test high grade mineralization with visible gold in hole 87-29 and upper zone in RC88-11. Two holes 200 and 400 feet respectively.

SITE E

Located on section 700 North: Drill to test grade of intersection of main shear and main tuff bed in both footwall and hanging wall side of fault. Two holes 300 and 500 feet respectively.

SITE F

Located on section 375n North: Drill to test grade of intersection of main shear and main tuff bed on hanging wall side offault and for lower bed on footwall side in vicinity of high grade intersection in Hole 88-42. Two holes 300 and 500 feet respectively.

SITE G

Located in the discovery zone: Exact location determined by surface work. Drill hole to intersect multiple polymictic tuff horizons and the Brett creak fault structure. Previous intersections had lots of visible gold but low assays. Three holes 150,250 and 350 feet respectively.

Summary in recommended drill order.

Site	Section	#holes	Total feet
D	800N	2	600
C	830N	2	800
B	975N	2	650
A	1300N	2	1000
E	700N	2	800
F	375N	2	800
G	?????	3	750
	TOTAL	15	5400

Proposed Budeet for 2004 proeram.

Stage 1 Initial. Geological Surface and Surface Diamond Drilling Stage

Claim Staking	$2,000
Geochemical survey to north.mapping and icp analysis	$15,000
Mob & De-mobilize Excavator	$1,000
Excavator Operation: 30 days @ 8 hr @ $125/hr	$30,000
Labor: 25 man days blasting, washing etc. @ $250/man day	$10,000
Geologist: mapping, sampling, supervision:30 days @ $400/man day	$12, 000
Surface drilling 5,400 feet @ $35/foot	$189,000
Sample prep and assaying	$10,000
Room and board, transportation for laborers,geologist: 40 days at $100/day	$4,000
Report: 3 days @ $400/day	$1,200
Contingencies	$15,000

Total Stage 1	$294,000

Stage 2 Underground development and Drilling Stage

Geologist:, supervision: 30 days @ $400/man day	$12,000
Underground development drill cross cuts 60 meters @ 900/meter	$54,000
Underground drilling - 5,000 feet @ $25/foot	$125,000
Sample prep and assaying	$11,000
Room and board, transportation for laborers, geologist: 30 days at $100/day	$3,000
Report: 2 days @ $400/day	$800
Contingencies (10%)	$20,000

Total Stage 2	$225,800

Respectfully submitted

Shaun M Dykes, M.Sc(Eng), P. Geo

A
B
C
D
E
F
G
Coreshack
Brett #1 Claim
N
Adit
Main Road
Old Road
Creek
Dyke
Volcanic Flow
Volcanic Tuff
Okanagan batholith
Fault: known, interpolated
Volcanic Tuff Contact
Proposed trench area
Proposed Drill Hole site
Brett Property
Plan Map
Contour interval 10m
0
100
200
300
400
Scale in metres